                                                                   EXHIBIT 99.18

                     NOTICE OF CONVERSION PRICE ADJUSTMENT




                                             Shares Out-
Number of                                   standing Prior      Shares         Aggregate      Price
Shares           Previous         Adjusted   to Issuance      Outstanding        Dollar       Paid        30 Day
Issued or       Conversion       Conversion  of Additional       After       Consideration     Per        Market
Issuable Shares    Price           Price        Shares         Issuance         Received      Share       Price
---------------    -----           -----        ------         --------         --------      -----       ------
333,3331         $   259.69    $   256.99     2,214,541        2,547,874      $ 2,000,000     $ 6.00      $ 6.517

115,0002         $   256.99    $   255.50     2,547,874        2,662,874      $   600,000     $ 5.21      $ 6.029

172,5003         $   255.50    $   252.51     2,662,874        2,835,374      $   975,000     $ 5.65      $ 7.000

135,0004         $   252.51    $   250.12     2,835,374        2,970,374      $   810,000     $ 6.00      $ 7.579

4,1005           $   250.12    $   250.06     2,970,374        2,974,474      $    24,600     $ 6.00      $ 7.104

5,0006           $   250.06    $   249.97     2,974,474        2,979,474      $    30,000     $ 6.00      $ 7.750

10,8337          $   249.97    $   249.76     2,979,474        2,990,307      $    64,998     $ 6.00      $ 7.750

132,5608         $   249.76    $   248.12     2,990,307        3,122,867      $ 1,000,000     $ 7.54      $ 8.925

______________________

         1 Shares of Common Stock issuable upon conversion of the Secured Convertible Note dated January 9, 1996, at the original conversion price of $6.00 per share, issued to Lindner Funds, Inc.

         2 Shares of Common Stock issued under the Common Stock Purchase Agreement dated February 1, 1996 between the Company and Lindner Funds, Inc., at the price of $6.00 per share.

         3 Shares of Common Stock issued, at the price of $6.00 per share, under the amended Common Stock Purchase Agreement dated April 15, 1995 between the Company and James R. Moriarty.

         4 Shares of Common Stock issued, at the price of $6.00 per share, under the Amended Common Stock Purchase Agreement dated June 29, 1995 between the Company and Lindner Funds, Inc.

         5 Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated July 29, 1995 between the Company and W.V.C. Limited.

         6 Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated August 15, 1995 between the Company and BLC Investments.

         7 Shares of Common Stock issued, at the price of $6.00 per share, under the Common Stock Purchase Agreement dated August 15, 1995 between the Company and The Helen Jean Quinn Family Trust.

         8 Shares of Common Stock issued upon effectuation of the Secured Conditional Exchangeable Note dated November 30, 1995, at a price of approximately $7.54 per share issued to Dreyfus Strategic Growth, L.P.

         The conversion price was adjusted for issuances of shares of Common Stock for less consideration than the Market Price, as defined in the Indenture, as well as issuances of securities convertible into or exchangeable for shares of Common Stock for a consideration per share of Common Stock (deliverable upon such conversion or exchange) that is less than the Market Price, as defined in the Indenture. Adjustments were calculated by (a) dividing the aggregate dollar consideration received by the Company by the Market Price, as defined in the Indenture, per share of outstanding Common Stock, and (b) then adding this quotient to the number of shares of Common Stock that were previously outstanding, and (c) then dividing said sum of shares by the aggregate of all shares of common Stock that would be outstanding or deemed outstanding pursuant to the Indenture, after the transaction requiring the adjustment, including the issuance of the actual amount of the new shares to be issued or deemed to be issued in connection with the deemed conversion or exchange of the new securities issued, and (d) then multiplying this fraction by the conversion price as previously in effect. See Sections
10.09 and 10.10 of the Indenture.